UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 21, 2017
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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
AIMCO PROPERTIES, L.P.
(Exact name of registrant as specified in its charter)
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MARYLAND (Apartment Investment and Management Company)	1-13232	84-1259577
DELAWARE (AIMCO Properties, L.P.)	0-24497	84-1275621
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)
4582 SOUTH ULSTER STREET
SUITE 1100, DENVER, CO 80237
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(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 757-8101
NOT APPLICABLE
 (Former name or Former Address, if Changed Since Last Report)
_____________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the exchange act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement
On December 21, 2017, AIMCO Properties, L.P., a Delaware limited partnership (the "Company") entered into an employment agreement (the "Employment Agreement") with Terry Considine, its Chairman, Chief Executive Officer and President ("Mr. Considine"), to replace his December 29, 2008 employment agreement (the "Prior Employment Agreement"). The Employment Agreement was entered into to reflect current practice and update the Company’s agreement with Mr. Considine. In connection with the execution of the Employment Agreement, Mr. Considine is not receiving any additional equity awards or signing bonus.
Consistent with market practice, the Employment Agreement is for a two-year term.
The Employment Agreement does not provide for an increase to Mr. Considine’s current target compensation. Mr. Considine will continue to receive his current base pay of $700,000, subject to future increase. Mr. Considine also continues to be eligible to participate in the Company’s performance-based incentive compensation plan with a target annual short-term incentive award opportunity of not less than $1.4 million (the “Target STI”), and a target long-term incentive award opportunity of not less than $4.025 million, both subject to future increase.
The Employment Agreement continues the current practice of providing severance payments to Mr. Considine upon his termination of employment by the Company without Cause, by Mr. Considine for Good Reason and upon a termination for reason of Disability (the "Covered Terminations").
Mr. Considine is not entitled to any additional or special payments upon the occurrence of a Change in Control.
Upon a Covered Termination, Mr. Considine is generally entitled to: (a) a lump sum cash payment equal to the sum of (i) three times the sum of base salary at the time of termination, and (ii) the Target STI; (b) any short-term incentive bonus earned but unpaid for a prior fiscal year (the “Prior Year STI”); (c) a pro-rata portion of the short-term incentive bonus Mr. Considine would have earned for the year in which the termination occurs, based on the actual achievement of the applicable performance targets (the “Pro Rata STI”); and (d) immediate full acceleration of any outstanding unvested equity awards.
The limited excise tax-gross up payment was eliminated. In the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be either (a) delivered in full, or (b) delivered as to such lesser extent that would result in no portion of such payments being subject to the excise tax, whichever results in the receipt by Mr. Considine of the greater amount on an after-tax basis.
In the event of Mr. Considine’s death, the Company will pay or provide to Mr. Considine’s estate any earned but unpaid base salary and vested accrued benefits, the Prior Year STI, and the Pro Rata STI, and all outstanding equity awards will become immediately and fully vested.
In the event of Mr. Considine’s retirement, Mr. Considine is generally entitled to: (a) the Prior Year STI; (b) the Pro Rata STI; and (c) accelerated vesting of outstanding and unvested equity awards that vest solely on a time basis and continued vesting of all outstanding unvested equity awards that vest based on the achievement of performance targets according to actual achievement of the applicable performance targets.
The Employment Agreement also contains customary confidentiality provisions, a limited mutual non-disparagement provision, and non-competition, non-solicitation and no-hire provisions. The Company will also pay Mr. Considine’s reasonable legal fees incurred in connection with negotiating the Employment Agreement (plus a tax gross-up to the extent such amounts are taxable income).
This summary is qualified in its entirety by the Employment Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. Capitalized terms used but not defined herein have the meaning defined in the Employment Agreement.
Item 9.01 Financial Statements and Exhibits.
(d) The following exhibits are filed with this report:

Exhibit Number	Description
10.1	Employment Agreement dated as of December 21, 2017, between AIMCO Properties, L.P. and Terry Considine

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 27, 2017

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
By:	/s/ Paul Beldin
	Name:	Paul Beldin
	Title:	Executive Vice President and Chief Financial Officer

AIMCO PROPERTIES, L.P.
By:	AIMCO-GP, Inc., its General Partner
By:	/s/ Paul Beldin
	Name:	Paul Beldin
	Title:	Executive Vice President and Chief Financial Officer